December 21, 2006

Mr. Darin G. Billerbeck

4281 Estrellita Ct.

Shingle Springs, CA 95682

Dear Darin,

It gives me great pleasure to present to you this offer of employment as the President and Chief Executive Officer of ZiLOG, Inc. ("ZiLOG" or the "Company").

As the President and CEO, you will be the senior member of the ZiLOG Management team and will report to ZiLOG's Board of Directors (the "Board"). Upon your hire, you will be appointed as a member of the Board subject to re-election at the Company’s next shareholder's meeting. During your employment, you shall devote your full business efforts and time to ZiLOG. You agree not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board.

Salary

Your starting base salary will be $29,167 per month, which equates to $350,000 annually, less taxes and other requested or required withholdings. You will also receive a guaranteed cash bonus of $60,000 provided that you are employed by ZiLOG as of March 31, 2007. This bonus represents a pro-rated bonus for your services during ZiLOG's fourth quarter of fiscal year 2007. As additional cash compensation, you will be eligible for a Manage by Objectives ("MBO") Incentive plan payout equal to 80% of your base salary at 100% of your target annually, commencing in fiscal year 2008. All applicable taxes and withholdings shall be deducted from any incentive payments to you.

Equity Compensation

In addition to the cash compensation described above, ZiLOG will grant you a non-qualified incentive stock option to purchase 400,000 shares of ZiLOG common stock (the "Stock Option"), with a per share exercise price equal to the per share "Fair Market Value," as defined in the 2004 ZiLOG Omnibus Stock Incentive Plan (the "Incentive Plan") on your first day of employment. The Stock Option will vest 25% on the first anniversary of your start date, with an additional 1/48th of the shares of the Stock Option vesting on each of the 36 succeeding monthly anniversaries of the start date. The Stock Option will be subject to the terms and conditions of the Incentive Plan and the applicable stock option agreement.

Mr. Darin G. Billerbeck

Offer Letter

December 21, 2006

Benefits

As a full-time, regular employee of ZiLOG, your Company-sponsored health and welfare benefits will be effective as of your first day of employment based on your enrollment choices (i.e., medical, dental, and vision); however there may be some exceptions for certain other Company benefits, which are subject to waiting periods and eligibility requirements as set forth under the applicable plans. All benefit plans and programs are subject to the terms and conditions set forth in the applicable plan documents.

In addition, the Company will pay certain costs to relocate you from the Sacramento area to the Bay Area in accordance with the Company’s Domestic Relocation Policy and Procedure (the "Relocation Policy), a copy of which is enclosed. Pursuant to the Relocation Policy, the Company will pay standard relocation costs such as certain real estate fees, household moving expenses and transportation allowances as well as an additional one time "Resettlement Allowance" equal to 15% of your annual base salary, less applicable taxes and other required withholdings.

All requests for payments and reimbursements related to relocation must be submitted to the Company within one year of when such costs were incurred. In addition, in the event that you terminate your employment with ZiLOG prior to the first anniversary of your start date, you agree to repay the Company for all amounts paid to you or on your behalf pursuant to the Relocation Policy, including, but not limited to the Resettlement Allowance. A copy of the Relocation Amount Acknowledgement Clause has been included for your review and signature.

At-Will Employment

If you accept this offer, your employment with ZiLOG will be "at will." This means that your employment with the Company is not for any specified period of time and can be terminated by you or ZiLOG at any time, with or without reason and/or advance notice. The "at will" nature of your employment may be changed only in writing, signed and authorized by the Board.

Notwithstanding the at-will nature of your employment, if the Company terminates your employment without "Cause" (as defined herein), you will be entitled to receive twelve (12) months base salary, less applicable taxes and requested or required withholdings, payable in equal installments for the twelve (12) month period following your termination of employment ("Severance"). If you are terminated for "Cause" or you resign from your employment with ZiLOG for any reason, you will not be entitled to Severance and will only be entitled to unpaid salary and accrued but unused vacation earned through your final date of employment.

For purposes of this letter, "Cause" shall mean one or more of the following: (i) your material violation of the Company's Invention Assignment and Confidentiality

Mr. Darin G. Billerbeck

Offer Letter

December 21, 2006

Agreement; (ii) your failure to reasonably and substantially perform your employment duties or to observe Company policies in all material respects; (iii) your willful misconduct or gross negligence which materially injures the Company; or (iv) yours conviction or plea of nolo contendere to a felony or other serious crime involving moral turpitude. In all of the foregoing cases, the Company shall provide you with written notice indicating in reasonable detail the event or circumstances that constitute Cause.

Change in Control

If within twelve months of the date of this letter, there is a Change in Control (as defined herein) of the Company and, within twelve months following such Change in Control, either (i) your employment is terminated other than for Cause, as defined herein, or (ii) you terminate your employment for Good Reason (as defined herein), then, 25% of the unvested shares subject to your Stock Option shall immediately vest and become exercisable.

For the purposes of this letter, "Change in Control" shall mean (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (iii) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

In addition, for purposes of this letter, “Good Reason” shall mean the occurrence of one or more of the following, without your consent: (i) the Company or its successor materially reduces your duties or responsibilities; (ii) the Company or its successor materially reduces your overall compensation, including annual base salary and incentive or bonus opportunity; or (iii) your principal place of employment is moved more than 50 miles from its location as of the date of this Agreement. Within 60 days of becoming aware of an event or circumstances that constitutes Good Reason under this Agreement, you shall provide written notice, describing such event or circumstances in reasonable

Mr. Darin G. Billerbeck

Offer Letter

December 21, 2006

detail to the Company, and you will provide the Company with thirty days to cure such diminution prior to termination for Good Reason.

Invention Assignment and Confidentiality

This offer of employment is contingent upon you signing ZiLOG’s Invention Assignment and Confidentiality Agreement. In connection with your employment by ZiLOG, you are to abide by all contractual obligations owed to former employers, including obligations respecting trade secrets and proprietary information. You acknowledge and agree that the acceptance of this offer and subsequent employment by ZiLOG will not breach any duty or obligation that you have to any person or entity.

Entire Agreement

This letter is the only agreement between you and ZiLOG concerning your compensation, benefits and other employment arrangements and it supersedes any prior agreements or understandings concerning such matters, whether oral or written.

Further Conduct

As part of your employment, you will be required to comply with all of ZiLOG’s policies and procedures, which may be found in ZiLOG’s Employee Handbook and on ZiLOG’s Intranet system under the heading “ZiDOC.” You will be responsible for familiarizing yourself with these policies and procedures as soon as possible following your date of hire and to re-familiarize yourself on a regular basis going forward with all such policies and procedures. Enclosed with this letter are documents that you will be responsible for reviewing and, in some cases, for signing and returning to ZiLOG. In particular, please execute and return to Human Resources executed copies of the following enclosed documents: Background Disclosure and Authorization, Job Description, Invention Assignment and Confidentiality Agreement, W-4, Employment Eligibility Verification (I-9), EEO Supplement Form, Code of Business Conduct and Ethics, Direct Deposit Forms: Payroll and Expense Reports, Personal Data Form, Educational Degree Form, and the Insider Trading Policy. The remaining documents enclosed are for your information but do not need to be executed and returned to Human Resources.

Background Check and I-9 Compliance

This offer is contingent upon the results of your reference/background check. In addition, the Immigration Reform and Control Act prohibits employers from knowingly hiring anyone who is not eligible to work in the United States. This law also requires all employees who are hired by ZiLOG, including you, to satisfy an employment verification procedure, as described in the enclosed I-9 document.

Mr. Darin G. Billerbeck

Offer Letter

December 21, 2006

Start Date

We expect that your start date will be January 29, 2007.

The Board is looking forward to working with you as you apply your many skills and talent to drive ZiLOG to the next phase of its growth. Please indicate your acceptance of this offer on the terms and conditions described herein by signing below and returning this document no later than 12:00 PM Midnight Pacific Time on January 3, 2007.

Best regards,

/s/ Dick Sanquini

Dick Sanquini

Chairman

ZiLOG Compensation Committee

ACCEPTED AND AGREED:

/s/ Darin G. Billerbeck	January 3, 2007
Darin G. Billerbeck	Date

Enclosures:

Job Description

Invention Assignment and Confidentiality Agreement

Background Check Disclosure and Authorization Form

W-4

Employment Eligibility Verification (I-9)

Code of Business Conduct and Ethics

Benefits Summary

Personal Data Form

Insider Trading Policy

Relocation Policy and Relocation Amount Acknowledgement Clause

2004 Omnibus Stock Incentive Plan Prospectus

Employee Stock Purchase Plan Prospectus (ESPP)

Acknowledgement Form on Issues in the Workplace: Sexual Harassment

POL059 – Zero Tolerance for Harassment/Discrimination Policy

Corporate Governance Hotline

POL016 – Policy for usage of ZiLOG Communications Systems

POL017 – Conflict of Interest Policy

POL035 - Document Classification Policy

POL093 – Password Management Policy (WW)

Forms to be returned to Human Resources